Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated February 11, 2026, relating to the financial statements of BHAV Acquisition Corp, as of December 31, 2025 and for the period from September 29, 2025 (inception) through December 31, 2025 (which includes an explanatory paragraph related the Company’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 11, 2026